Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
FAX (801) 365-4855
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2014 Fourth Quarter and Year End Results

~ Increases FFO as Adjusted per share by 19.3% for the Quarter and 23.7% for the Year ~

~ Increases Same-Store Revenue by 7.3% for the Quarter and 7.5% for the Year ~

~ Increases Same-Store NOI by 9.5% for the Quarter and 9.5% for the Year ~

~ Increases Same-Store Occupancy by 190 basis points to 91.4% ~

SALT LAKE CITY, February 19, 2015 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage in the United States, announced operating results for the three months and year ended December 31, 2014.

Highlights for the three months ended December 31, 2014:

•	Achieved funds from operations (“FFO”) of $0.62 per diluted share. Excluding costs associated with acquisitions, casualty losses and non-cash interest, FFO as adjusted was $0.68 per diluted share, representing a 19.3% increase compared to the same period in 2013.

•	Increased same-store revenue and net operating income (“NOI”) by 7.3% and 9.5%, respectively, compared to the same period in 2013.

•	Increased same-store occupancy by 190 basis points to 91.4% as of December 31, 2014, compared to 89.5% as of December 31, 2013.

•	Acquired 19 operating stores for approximately $163.5 million.

•	Paid a quarterly dividend of $0.47 per share.

Spencer F. Kirk, CEO of Extra Space Storage Inc., commented: “It was another outstanding year of growth for Extra Space Storage. Our integrated operating platform continues to drive excellent results, with record-high occupancy and steady gains in revenue and NOI. Acquisitions exceeded $163 million in the fourth quarter and $531 million for the year. With a continuing forecast of moderate supply growth and stable demand, 2015 is positioned to be another strong year for Extra Space.”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three months and year ended December 31, 2014 and 2013. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share data — unaudited):

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2014		2013		2014		2013
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$45,122	$0.39	$76,940	$0.67	$178,355	$1.53	$172,076	$1.53
Impact of the difference in weighted average number of shares – diluted(1)		(0.02)		(0.04)		(0.08)		(0.06)
Adjustments:
Real estate depreciation	24,852	0.20	21,327	0.18	96,819	0.79	78,943	0.68
Amortization of intangibles	2,800	0.02	3,265	0.03	12,394	0.10	11,463	0.10
(Gain) loss on sale of real estate and earnout from prior acquisitions	—	—	(160)	—	10,285	0.08	(960)	(0.01)
Unconsolidated joint venture real estate depreciation and amortization	1,091	0.01	1,236	0.01	4,395	0.04	5,676	0.05
Unconsolidated joint venture gain on purchase of joint venture partners’ interests	(206)	—	(43,476)	(0.36)	(4,022)	(0.03)	(46,032)	(0.40)
Distributions paid on Series A Preferred Operating Partnership units	(1,437)	(0.01)	(1,437)	(0.01)	(5,750)	(0.05)	(5,750)	(0.05)
Income allocated to Operating Partnership noncontrolling interests	4,360	0.03	5,221	0.04	17,530	0.14	13,431	0.12

Funds from operations	$76,582	$0.62	$62,916	$0.52	$310,006	$2.52	$228,847	$1.96

Adjustments:
Property casualty loss, net	1,724	0.01	—	—	1,724	0.01	—	—
Loss on extinguishment of debt related to portfolio acquisition	—	—	—	—	—	—	9,153	0.08
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	679	0.01	457	0.01	2,683	0.02	1,404	0.01
Non-cash interest benefit related to out of market debt	(729)	(0.01)	(213)	—	(3,079)	(0.02)	(1,194)	(0.01)
Acquisition related costs	5,941	0.05	5,056	0.04	9,826	0.08	8,618	0.07

Funds from operations as adjusted	$84,197	$0.68	$68,216	$0.57	$321,160	$2.61	$246,828	$2.11

Weighted average number of shares – diluted(2)	123,217,554		120,691,510		123,009,720		116,730,519

(1)	Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and FFO as adjusted per share, which are calculated assuming full redemption of all OP units as described in note (2).
(2)	Extra Space Storage L.P. (the “Operating Partnership”) has outstanding preferred and common operating partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average shares — diluted for FFO per share and FFO as adjusted per share also includes the effect of share-based compensation plans and using the treasury stock method and shares related to the exchangeable senior notes.

Operating Results and Same-Store Performance:

The following table outlines the Company’s same-store performance for the three months and year ended December 31, 2014 and 2013 (amounts shown in thousands, except store count data - unaudited):

	For the Three Months Ended December 31,		Percent Change	For the Year Ended December 31,		Percent Change
	2014	2013		2014	2013
Same-store rental and tenant reinsurance revenues	$121,819	$113,546	7.3%	$477,884	$444,353	7.5%
Same-store operating and tenant reinsurance expenses	34,669	33,942	2.1%	139,835	135,547	3.2%

Same-store net operating income	$87,150	$79,604	9.5%	$338,049	$308,806	9.5%

Non same-store rental and tenant reinsurance revenues	$38,317	$21,684	76.7%	$141,056	$49,646	184.1%
Non same-store operating and tenant reinsurance expenses	$10,971	$5,832	88.1%	$43,008	$13,487	218.9%

Total rental and tenant reinsurance revenues	$160,136	$135,230	18.4%	$618,940	$493,999	25.3%
Total operating and tenant reinsurance expenses	$45,640	$39,774	14.7%	$182,843	$149,034	22.7%

Same-store square foot occupancy as of quarter end	91.4%	89.5%		91.4%	89.5%
Properties included in same-store	442	442		442	442

Same-store revenues for the three months and year ended December 31, 2014 increased due to gains in occupancy and higher rental rates for both new and existing customers. Expenses were higher for the three months ended December 31, 2014 due to increases in repairs and maintenance. Expenses were higher for the year ended December 31, 2014 due to increases in office expense, property taxes and repairs and maintenance. These expenses were partially offset by a decrease in property insurance in the three months and year ended December 31, 2014.

Major markets with revenue growth above the Company’s portfolio average for the three months ended December 31, 2014 included Cincinnati, Los Angeles, Miami and San Francisco. Major markets performing below the Company’s portfolio average included Chicago, Philadelphia, Phoenix and Washington D.C./Baltimore.

Acquisition and Third-Party Management Activity:

During the quarter, the Company acquired 19 operating stores located in California, Colorado, Florida, Georgia, New Jersey, North Carolina, South Carolina, Texas and Virginia for approximately $163.5 million. Of these 19 stores, 15 were acquired from our third-party managed stores. Subsequent to the end of the quarter, the Company acquired three additional operating stores located in Texas for approximately $41.9 million.

Operating Stores Under Contract:

The Company has 28 operating stores under contract for a total purchase price of approximately $228.9 million. The stores are located in Arizona, North Carolina, South Carolina, Texas and Virginia. All of these acquisitions are expected to close by the end of the second quarter of 2015.

Other Stores Under Contract to be Purchased upon Completion:

The Company has 13 other stores under contract for a total estimated purchase price of $138.2 million. These stores will be purchased upon completion of construction, and are scheduled to be built and opened in 2015, 2016 and 2017. Three of the stores, totaling $33.2 million, will be purchased by a joint venture, of which the Company will own a 10% equity interest.

The pending acquisitions described above are subject to due diligence and other customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

Property Management:

As of December 31, 2014, the Company managed 260 stores for third-party owners. With an additional 271 stores owned and operated in joint ventures, the Company had a total of 531 stores under management. The Company continues to be the largest self-storage management company in the United States.

Balance Sheet:

As of December 31, 2014, the Company’s percentage of fixed-rate debt to total debt was 64.5%. The weighted average interest rates of the Company’s fixed and variable-rate debt were 4.1% and 2.0%, respectively. The combined weighted average interest rate was 3.4% with a weighted average maturity of approximately 4.6 years.

Dividends:

On December 31, 2014, the Company paid a fourth quarter common stock dividend of $0.47 per share to stockholders of record at the close of business on December 15, 2014.

Outlook:

The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 2015:

	Ranges for 2015 Annual Assumptions		Notes
	Low	High
Funds from operations	$2.85	$2.94
Funds from operations as adjusted	$2.89	$2.98

Same-store property revenue growth	5.75%	6.75%	Assumes a same-store pool of 503 stores and includes tenant reinsurance
Same-store property expense growth	3.25%	4.25%	Assumes a same-store pool of 503 stores and includes tenant reinsurance
Same-store property NOI growth	6.00%	8.00%	Assumes a same-store pool of 503 stores and includes tenant reinsurance
Weighted average LIBOR	0.33%	0.33%

Net tenant reinsurance income	$54,000,000	$55,000,000
General & administrative expenses	$58,000,000	$59,000,000
Non-cash compensation expense	$5,500,000	$5,500,000
Average monthly cash balance	$45,000,000	$45,000,000
Equity in earnings of real estate ventures	$12,000,000	$13,000,000
Acquisition of Operating Stores	$450,000,000	$450,000,000
Acquisition of Other Stores upon completion of development	$50,000,000	$50,000,000
Interest expense	$90,000,000	$91,000,000
Non-cash interest expense related to exchangeable senior notes	$2,700,000	$2,700,000	Excluded from FFO as adjusted
Non-cash interest benefit related to out of market debt	$2,400,000	$2,400,000	Excluded from FFO as adjusted
Taxes associated with the Company’s taxable REIT subsidiary	$7,500,000	$8,500,000
Acquisition related costs	$5,000,000	$5,000,000	Excluded from FFO as adjusted

Weighted average share count	125,000,000	125,000,000	Assumes redemption of all OP units for common stock

FFO estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year. The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link on the home page, then on “Financial & Stock Info,” then on “Quarterly Earnings” in the navigation menu. This supplemental information provides additional detail on items that include store occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.

Conference Call:

The Company will host a conference call at 1:00 p.m. Eastern Time on Friday, February 20, 2015, to discuss its financial results. To participate in the conference call, please dial 866-318-8612 or 617-399-5131 for international participants, participant passcode: 27295601. The conference call will also be available on the Company’s website at www.extraspace.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.

A replay of the call will also be available by telephone, from 5:00 p.m. Eastern Time on February 20, 2015, until midnight Eastern Time on February 25, 2015. The replay dial-in numbers are 888-286-8010 or 617-801-6888 for international callers, participant passcode: 99664713.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•	failure to close pending acquisitions on expected terms, or at all;

•	the effect of competition from new and existing self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•	difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those stores, which could adversely affect our profitability;

•	potential liability for uninsured losses and environmental contamination;

•	the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•	increased interest rates and operating costs;

•	reductions in asset valuations and related impairment charges;

•	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•	the failure to maintain our REIT status for federal income tax purposes;

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•	difficulties in our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company provides FFO as adjusted for the exclusion of non-recurring revenues and expenses, acquisition related costs and non-cash interest. Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance. The Company believes that by excluding non-recurring revenues and expenses, the costs related to acquiring stores and non-cash interest charges, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO. FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO. The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store:

The Company’s same-store pool for the periods presented consist of 442 stores that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented. The Company considers a store to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year. Same-store results provide information relating to store operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT. As of December 31, 2014, the Company owned and/or operated 1,088 self-storage stores in 35 states, Washington, D.C. and Puerto Rico. The Company’s stores comprise approximately 725,000 units and approximately 80.4 million square feet of rentable space. The Company offers customers a wide selection of conveniently located and secure storage solutions across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage stores in the United States and is the largest self-storage management company in the United States.

###

For Information:

Jeff Norman

Extra Space Storage Inc.

(801) 365-1759

Extra Space Storage Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2014	December 31, 2013
	(Unaudited)
Assets:
Real estate assets, net	$4,135,696	$3,636,544

Investments in unconsolidated real estate ventures	85,711	88,125
Cash and cash equivalents	47,663	126,723
Restricted cash	25,245	21,451
Receivables from related parties and affiliated real estate joint ventures	11,778	7,542
Other assets, net	116,246	96,755

Total assets	$4,422,339	$3,977,140

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$1,872,067	$1,588,596
Premium on notes payable	3,281	4,948
Exchangeable senior notes	250,000	250,000
Discount on exchangeable senior notes	(13,054)	(16,487)
Notes payable to trusts	119,590	119,590
Lines of credit	138,000	—
Accounts payable and accrued expenses	65,521	60,601
Other liabilities	54,719	37,997

Total liabilities	2,490,124	2,045,245

Commitments and contingencies

Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 116,360,239 and 115,755,527 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	1,163	1,157
Paid-in capital	1,995,484	1,973,159
Accumulated other comprehensive income	(1,484)	10,156
Accumulated deficit	(257,736)	(226,002)

Total Extra Space Storage Inc. stockholders’ equity	1,737,427	1,758,470
Noncontrolling interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	101,381	80,947
Noncontrolling interests in Operating Partnership	92,423	91,453
Other noncontrolling interests	984	1,025

Total noncontrolling interests and equity	1,932,215	1,931,895

Total liabilities, noncontrolling interests and equity	$4,422,339	$3,977,140

Consolidated Statement of Operations for the three months and year ended December 31, 2014 and 2013

(In thousands, except share and per share data)

	For the Year Ended December 31,		Three months ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)	(Unaudited)
Revenues:
Property rental	$559,868	$446,682	$144,420	$122,538
Tenant reinsurance	59,072	47,317	15,716	12,692
Management fees	28,215	26,614	7,231	6,704

Total revenues	647,155	520,613	167,367	141,934

Expenses:
Property operations	172,416	140,012	43,346	37,737
Tenant reinsurance	10,427	9,022	2,294	2,037
Acquisition related costs	9,826	8,618	5,941	5,056
General and administrative	60,942	54,246	16,689	13,795
Depreciation and amortization	115,076	95,232	29,181	25,994

Total expenses	368,687	307,130	97,451	84,619

Income from operations	278,468	213,483	69,916	57,315

Gain (loss) on sale of real estate and earnout from prior acquisitions	(10,285)	960	—	160
Property casualty loss, net	(1,724)	—	(1,724)	—
Loss on extinguishment of debt related to portfolio acquisition	—	(9,153)	—	—
Interest expense	(81,330)	(71,630)	(20,393)	(19,638)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(2,683)	(1,404)	(679)	(457)
Interest income	1,607	749	440	230
Interest income on note receivable from Preferred Operating Partnership unit holder	4,850	4,850	1,212	1,212

Income before equity in earnings of unconsolidated real estate ventures and income tax expense	188,903	137,855	48,772	38,822
Equity in earnings of unconsolidated real estate ventures	10,541	11,653	2,741	2,711
Equity in earnings of unconsolidated real estate ventures - gain on sale of real estate assets and purchase of joint venture partners’ interests	4,022	46,032	206	43,476
Income tax expense	(7,570)	(9,984)	(2,233)	(2,837)

Net income	195,896	185,556	49,486	82,172
Net income allocated to Preferred Operating Partnership noncontrolling interests	(10,991)	(8,006)	(2,710)	(2,511)
Net income allocated to Operating Partnership and other noncontrolling interests	(6,550)	(5,474)	(1,654)	(2,721)

Net income attributable to common stockholders	$178,355	$172,076	$45,122	$76,940

Earnings per common share
Basic	$1.54	$1.54	$0.39	$0.68

Diluted	$1.53	$1.53	$0.39	$0.67

Weighted average number of shares
Basic	115,713,807	111,349,361	116,032,453	113,495,805
Diluted	121,435,267	113,105,094	121,652,351	115,187,640

Reconciliation of the Range of Estimated Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending March 31, 2015 and Year Ending December 31, 2015 — Unaudited

	For the Three Months Ending March 31, 2015		For the Year Ending December 31, 2015
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.39	$0.41	$1.78	$1.87
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.03	0.03	0.16	0.16
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.04)	(0.04)

Net income attributable to common stockholders for diluted computations	0.41	0.43	1.90	1.99

Adjustments:
Real estate depreciation	0.20	0.20	0.81	0.81
Amortization of intangibles	0.03	0.03	0.10	0.10
Unconsolidated joint venture real estate depreciation and amortization	0.01	0.01	0.04	0.04

Funds from operations	$0.65	$0.67	$2.85	$2.94

Adjustments:
Non-cash interest related to out of market debt	(0.01)	(0.01)	(0.02)	(0.02)
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	0.01	0.01	0.02	0.02
Acquisition related costs	—	—	0.04	0.04

Funds from operations as adjusted	$0.65	$0.67	$2.89	$2.98